Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 27, 2022, in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of OmniAb, Inc. for the registration of up to 36,450,645 shares of its common stock, up to 11,345,489 warrants to purchase shares of its common stock and up to 19,012,156 shares of its common stock issuable upon exercise of warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

February 6, 2023